Exhibit 99.1

                   Porter Bancorp, Inc. Increases Cash
                               Dividend


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Nov. 20, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a cash dividend of $0.21 per share, a 5% increase over the previous level. The dividend will be payable on January 3, 2008, to shareholders of record as of December 15, 2007.

    "The dividend action taken by our Board reflects the underlying strength of the company and highlights our strong financial performance," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "Our Board of Directors is committed to building long-term shareholder value, and we believe our cash dividend is an important part of this strategy."

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.3 billion in assets as of September 30, 2007. Through Porter's subsidiary PBI Bank, it operates banking offices in 10 counties located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    PBIB-F

    PBIB-G


    CONTACT: Porter Bancorp, Inc., Louisville
             Maria L. Bouvette, President and CEO, 502-499-4800